Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reaches Favorable Settlement Agreement with POSCO Energy

•	Agreement confirms FuelCell Energy’s access to sell products in the Asian market, including South Korea

•	Agreement provides for a firm order for a minimum of 20 SureSource replacement modules to service existing South Korean operating projects during calendar year 2022

DANBURY, CT – December 27, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy — today announced that POSCO Energy Co., Ltd. and its subsidiary, Korea Fuel Cell Co., Ltd., (collectively “POSCO”) have entered into a settlement agreement (the “Agreement”) with FuelCell Energy.

Pursuant to the Agreement:

1)	FuelCell Energy confirms its exclusivity to sell its differentiated platform technology throughout Asia;

2)	All licenses previously granted to POSCO Energy are amended such that POSCO has the right to service the existing installed POSCO customer base, but enjoys no other rights to FuelCell Energy technology in South Korea or broader Asian markets; and

3)	All claims between the parties are fully and finally settled with the exception of two small claims being negotiated by the parties that have no impact on market access.

“FuelCell Energy is extremely pleased to have reached a favorable agreement with POSCO, confirming our access to the Asian market,” said Jason Few, President, Chief Executive Officer and Chief Commercial Officer of FuelCell Energy. “This resolution unlocks a path forward, giving customers in South Korea and across Asia the ability to evaluate FuelCell Energy’s differentiated platforms against alternative offerings without uncertainty surrounding the legal dispute between FuelCell Energy and POSCO. It also provides current customers of FuelCell Energy’s technology in the Korean market the ability to receive the quality of service and module stack replacements they deserve. In addition, it provides a clear path for FuelCell Energy to once again serve a growing market for fuel cells, while supporting the fast growing energy transition within South Korea, as well as the broader Asian marketplace. In South Korea, our fuel cell platform is a preferred choice for utility scale projects given its high-quality thermal attributes that support the district heating needs of the country. We also look forward to bringing our unique distributed hydrogen platforms to the Asian market as Asia looks to lead in the hydrogen transition. We are excited to engage the marketplace with the legal uncertainties removed and look forward to expanding our geographic reach throughout Asia.”

Having reached an agreement, the parties are cooperating to ensure that existing customers are fully aware of the settlement and that a framework exists for POSCO to deliver module replacements per the service and support design specifications in the agreement. The parties are also communicating to the broader market that FuelCell Energy has the exclusive right to pursue new fuel cell projects in Asia.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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